Exhibit (a)(1)

COMPANY NOTICE TO HOLDERS OF

5.5% CONVERTIBLE SENIOR NOTES DUE 2027 ISSUED BY

VERENIUM CORPORATION

(f/k/a DIVERSA CORPORATION)

CUSIP Number: 92340PAA8

This Company Notice amends and supplements the Company Notice dated March 20, 2012.

Reference is made to the Indenture (the “Indenture“), dated as of March 28, 2007, between Verenium Corporation, a Delaware corporation (formerly known as Diversa Corporation) (the “Company“) and Wells Fargo Bank, National Association, as trustee (the “Trustee“), relating to the Company’s 5.5% Convertible Senior Notes due 2027 (the “Notes“). Pursuant to Section 3.08 of the Indenture and paragraph 8 of the Notes, each holder of the Notes (each, a “Holder“) has an option to require the Company to repurchase all or a portion of its Notes, in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes, on April 1, 2012 (because April 1, 2012 is a Sunday, the terms of the Indenture provide that the Company is obligated to repurchase all Notes that have been validly delivered in accordance with the terms, procedures and conditions outlined in the Indenture on April 2, 2012, the first business day following April 1, 2012, which is referred to in this Company Notice as the “Repurchase Date“). In the event that the Company, subject to compliance with applicable laws, extends the period during which the Put Option is open, any new date set forth for repurchase of the Notes in connection with Holders’ exercise of the Put Option as part of such extension shall also be referred to in this Company Notice as the “Repurchase Date“.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture that, at the option of each Holder (the “Put Option“), the Notes will be repurchased by the Company for a purchase price (the “Repurchase Price“) in cash equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the Repurchase Date, upon the terms and subject to the conditions set forth in the Indenture, the Notes, this Company Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Option Documents“).

Holders may surrender their Notes from March 5, 2012 through 11:59 p.m., New York City time, on March 30, 2012 (unless the Company, subject to compliance with applicable laws, shall have extended the period of time during which the Company’s offer to Holders to exercise the Put Option is open, as more thoroughly described elsewhere in this Company Notice, which such date (either March 30, 2012 or such later date in the event the Company has extended the period during which the Put Option is open) is referred to in this Company Notice as the “Expiration Date“). When the Company makes reference to the “Expiration Date” anywhere in this Company Notice, the Company is referring, when applicable, to any extension period that may apply.

In order to exercise the Put Option, a Holder must follow the procedures contained in the Option Documents. This Company Notice is being sent pursuant to Section 3.08 of the Indenture and the provisions of the Notes.

While the scheduled repurchase date of the Notes is on April 2, 2012, the Company reserves the right to extend the period of time during which the Company’s offer to Holders to exercise the Put Option is open, as more thoroughly described in the Company Notice.

The Repurchase Date (assuming the Repurchase Date is April 2, 2012) is an interest payment date under the terms of the Indenture. Accordingly, any interest accrued from (and including) the then-last interest payment date to the Repurchase Date, shall be paid on the Repurchase Date to the Holder of record of such Note at the close of business on the record date immediately preceding the Repurchase Date, and the Holder surrendering such Note shall not be entitled to any such interest unless such Holder was also the Holder of record of such Note at the close of business on such record date.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.

To exercise your option to have the Company repurchase the Notes and to receive payment of the Repurchase Price, you must validly deliver your Notes through DTC’s transmittal procedures on or after March 5, 2012, but prior to 11:59 p.m., New York City time, on the Expiration Date. Notes surrendered for repurchase may be withdrawn by the

Holders of such Notes at any time prior to 11:59 p.m., New York City time, on the Expiration Date. The right of Holders to surrender Notes for repurchase pursuant to the Put Option expires at 11:59 p.m., New York City time, on the Expiration Date.

The Paying Agent is Wells Fargo Bank, National Association. The address of the Paying Agent is:

By registered mail or certified mail:	By regular mail or overnight courier:	By Hand:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
MAC - N9303-121	MAC - N9303-121	Northstar East Building -
Corporate Trust Operations	Corporate Trust Operations	12th floor
P.O. Box 1517	Sixth Street & Marquette Avenue	Corporate Trust Services
Minneapolis, MN 55480-1517	Minneapolis, MN 55479	608 Second Avenue South
Minneapolis, MN 55402

Facsimile (eligible institutions only): (612) 667-6282

Telephone Inquiries: (800) 344-5128

Delivery of an instrument to an address other than as set forth above, or transmission of instructions other than as set forth above, will not constitute a valid delivery.

The date of this Company Notice is March 26, 2012.

No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice does not constitute an offer to buy, or the solicitation of an offer to sell, securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company, its Board of Directors or its employees is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option.

We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4(f)(6) and Rule 14e-5 under the Securities Exchange Act of 1934, as amended, from purchasing any of the Notes outside of exercise by Holders of the Put Option for ten business days after the expiration of the Put Option. Following that time, if any Notes remain outstanding, we expressly reserve the absolute right, in our sole discretion from time to time in the future to redeem the Notes, in whole or in part, and to repurchase any of the Notes, whether or not any Notes are repurchased by the Company pursuant to the Put Option, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to exercises by Holders of the Put Option and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or a combination thereof, we will pursue.

COMPANY NOTICE TO HOLDERS OF 5.5% CONVERTIBLE SENIOR NOTES DUE 2027

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about your right to sell and our obligation to repurchase the Notes on the Repurchase Date (as defined below) (the “Put Option”). To understand the Put Option fully and for a more detailed description of the terms of the Put Option, we urge you to read carefully the remainder of this notice (the “Company Notice”) because the information in this summary is not complete and the remainder of this Company Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary.

Who is obligated to repurchase my Notes?

Subject to the repurchase not being unlawful, Verenium Corporation, a Delaware corporation (formerly known as Diversa Corporation) (“Verenium,” the “Company” or “we”), will, at your option, repurchase its 5.5% Convertible Senior Notes due 2027 (the “Notes”) on April 2, 2012. (See Page 3)

When is the Company obligated to repurchase my Notes?

Pursuant to Section 3.08 of the Indenture (the “Indenture”), dated as of March 28, 2007, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and paragraph 8 of the Notes, each holder of the Notes (each, a “Holder”) has an option to require the Company to repurchase all or a portion of its Notes, in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes, on April 1, 2012 (because April 1, 2012 is a Sunday, the terms of the Indenture provide that the Company is obligated to repurchase all Notes that have been validly delivered in accordance with the terms, procedures and conditions outlined in the Indenture on April 2, 2012, the first business day following April 1, 2012, which is referred to in this Company Notice as the “Repurchase Date”). In the event that the Company, subject to compliance with applicable laws, extends the period during which the Put Option is open, any new date set forth for repurchase of the Notes in connection with Holders’ exercise of the Put Option as part of such extension shall also be referred to in this Company Notice as the “Repurchase Date”. (See Page 4)

Why is Verenium obligated to repurchase my Notes?

The right of each Holder to sell and our obligation to repurchase the Notes pursuant to the Put Option is a term of the Notes under the Indenture. Each Holder has the Put Option. We are required to repurchase the Notes of any Holder exercising the Put Option pursuant to the terms of the Notes and the Indenture. (See Page 4)

What securities are Verenium obligated to repurchase?

We are obligated to repurchase all of the Notes surrendered at the option of the Holder thereof. As of the date hereof, there was $34,851,000 in aggregate principal amount of the Notes outstanding. (See Pages 4 and 5)

Is the Put Option subject to any financing condition?

No.

How much will Verenium pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, the purchase price (the “Repurchase Price”) is to be paid in cash and is equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the Repurchase Date, with respect to any and all Notes validly surrendered for repurchase and not withdrawn. The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or our Common Stock (as defined below). The Repurchase Date (assuming the Repurchase Date is April 2, 2012) is an interest payment date under the terms of the Indenture. Accordingly, any interest accrued from (and including) the then-last interest payment date to the Repurchase Date, shall be paid on the Repurchase Date to the Holder of record of such Note at the close of business on the record date immediately preceding the Repurchase Date, and the Holder surrendering such Note shall not be entitled to any such interest unless such Holder was also the Holder of record of such Note at the close of business on such record date. (See Pages 4 and 8)

How can I determine the market value of the Notes?

There currently is a limited trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock (as defined below), our operating results and the market for similar securities. Holders are urged to obtain current market information for the Notes, to the extent available, and our Common Stock (as defined below) before making any decision with respect to the Put Option. Our common stock, $0.001 par value per share (“Common Stock”), into which the Notes are convertible, is listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “VRNM.” On March 23, 2012, the closing sale price of our Common Stock on NASDAQ was $3.08 per share. (See Pages 4 and 5)

Is the Company making any recommendation about the Put Option?

None of the Company, its Board of Directors or employees is making any recommendation as to whether you should exercise or refrain from exercising the Put Option. You must make your own decision whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option. (See Pages 4 and 13)

When does the Put Option expire?

Holders may surrender their Notes from March 5, 2012 through 11:59 p.m., New York City time, on March 30, 2012 (unless the Company, subject to compliance with applicable laws, shall have extended the period of time during which the Company’s offer to Holders to exercise the Put Option is open, as more thoroughly described elsewhere in this Company Notice, which such date (either March 30, 2012 or such later date in the event the Company has extended the period during which the Put Option is open) is referred to in this Company Notice as the “Expiration Date”). When the Company makes reference to the “Expiration Date” anywhere in this Company Notice, the Company is referring, when applicable, to any extension period that may apply. (See Pages 4 and 6)

Can the Expiration Date be extended and under what circumstances?

The Company may, in its sole discretion but subject to compliance with applicable laws, extend the Expiration Date at any time or from time to time. If the Company decides to extend the Expiration Date, it will inform the Paying Agent of that fact and will make a public announcement of the extension. (See Page 6)

What are the conditions to the Company’s repurchase of the Notes?

Provided that the Company’s repurchase of validly surrendered Notes is not unlawful, the Company’s obligations to repurchase the Notes will not be subject to any conditions other than satisfaction of the procedural requirements described in this Company Notice. Delivery of Notes by book-entry transfer electronically through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) is a condition to the payment of the Repurchase Price to the Holder of such Notes. (See Page 6)

How do I surrender my Notes?

To surrender your Notes for repurchase pursuant to the Put Option, you must surrender the Notes through the transmittal procedures of DTC on or before 11:59 p.m., New York City time, on the Expiration Date.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes on the Holder’s behalf through the transmittal procedures of DTC on or before 11:59 p.m., New York City time, on the Expiration Date.

Holders who are DTC participants should surrender their Notes electronically through ATOP, subject to the terms and procedures of that system, on or before 11:59 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 11:59 p.m., New York City time, on the Expiration Date. By surrendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Notice. (See Pages 6, 7 and 8)

If I exercise the Put Option, when will I receive payment for my Notes?

Provided that the Company’s repurchase of validly surrendered Notes is not unlawful, we will accept for payment all validly surrendered Notes promptly upon expiration of the Put Option. We are required, prior to 11:00 a.m. New York City time on the Repurchase Date, to deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures on the Repurchase Date. (See Page 8)

Your delivery of the Notes by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Repurchase Price for such Notes. (See Page 7)

Can I withdraw previously surrendered Notes?

Yes. To withdraw previously surrendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 11:59 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely withdrawal of previously surrendered Notes. You must allow sufficient time for completion of the DTC procedures before 11:59 p.m., New York City time, on the Expiration Date. (See Page 8)

Do I need to do anything if I do not wish to exercise the Put Option?

No. If you do not surrender your Notes before the expiration of the Put Option, we will not repurchase your Notes and such Notes will remain outstanding subject to their existing terms. (See Pages 4 and 5)

If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes in $1,000 increments, or none of your Notes. (See Page 4)

If I do not surrender my Notes for repurchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Notes for repurchase, your conversion rights will not be affected. You will continue to have the right to convert the Notes into shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. If you elect to exercise the Put Option and surrender your Notes through the transmittal procedures of DTC, your Notes may be converted pursuant to Article X of the Indenture only if you timely comply with the withdrawal procedures of DTC, or if there is a default in the payment of the Repurchase Price. (See Pages 4 and 5)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Notes for repurchase pursuant to the Put Option?

The receipt of cash in exchange for Notes pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize income, gain or loss. We recommend that you consult with your tax advisor regarding the actual tax consequences to you. (See Pages 9 and 10)

Who is the Paying Agent?

Wells Fargo Bank, National Association, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover of this Company Notice.

Whom can I contact if I have questions about the Put Option?

Questions and requests for assistance in connection with the Put Option may be directed to the Paying Agent at the address and telephone number set forth on the front cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1.	Information Concerning the Company. If the repurchase is not unlawful, the Company will repurchase the Notes that have been validly surrendered for repurchase pursuant to the Put Option and not withdrawn. The Notes are convertible into shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. The Company is both the “filing person” and the “subject company.”

The Common Stock is publicly traded on NASDAQ under the symbol “VRNM.” The Company was incorporated under the laws of the State of Delaware in December 1992 under the name Industrial Genome Sciences, Inc. In August 1997, we changed our name to Diversa Corporation. On June 20, 2007, we completed a merger transaction with Celunol Corp.; the combined company was renamed Verenium Corporation. In connection with the corporate name change, we also changed our NASDAQ ticker symbol from “DVSA” to “VRNM” and began trading under the new ticker symbol effective June 21, 2007. The Company’s corporate headquarters is located at 4955 Directors Place, San Diego, CA 92121 (telephone number (858) 431-8500). The Company’s website address is http://ir.verenium.com/. We have not incorporated by reference into this Company Notice the information included on or linked from our website, and you should not consider it to be a part of this Company Notice.

2.	Information Concerning the Notes. On March 28, 2007, we issued $100,000,000 aggregate principal amount of the Notes and on March 30, 2007 we issued an additional $20,000,000 in Notes pursuant to the exercise of the over-allotment option we granted to the initial purchasers of the Notes pursuant to the Indenture, of which $34,851,000 remains outstanding as of the date hereof. Cash interest accrues on the Notes at the rate of 5.5% per annum from the most recent date on which interest has been paid, and is payable semi-annually on April 1 and October 1 of each year (each, an “interest payment date”) to the person in whose name a Note is registered at the close of business on the preceding March 15 or September 15 (each, a “Regular Record Date”), whichever is more recent. The Notes mature on April 1, 2027.

2.1	The Company’s Obligation to Repurchase the Notes. Pursuant to the terms of the Notes and the Indenture, provided that the Company’s repurchase of validly surrendered Notes is not unlawful, we will repurchase all of the Notes validly surrendered and not withdrawn, at the Holder’s option on the Repurchase Date.

The Put Option will expire at 11:59 p.m., New York City time, on the Expiration Date.

Our obligation to repurchase validly surrendered Notes is subject to (i) the condition that the Company’s repurchase not be unlawful and (ii) satisfaction of the procedural requirements described in this Company Notice.

If any Notes remain outstanding following the expiration of the Put Option, the Company will next become obligated to repurchase the Notes, at the option of the respective Holders, in whole or in part, on April 1, 2017, at a purchase price equal to the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the repurchase date thereof.

2.2	Repurchase Price. Pursuant to the terms of the Indenture and the Notes, and subject to satisfaction of the conditions set forth in Section 2.1 of this Company Notice, the purchase price to be paid by the Company for the Notes on the Repurchase Date is equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the Repurchase Date. The Repurchase Date (assuming the Repurchase Date is April 2, 2012) is an interest payment date under the terms of the Indenture. Accordingly, any interest accrued from (and including) the then-last interest payment date to the Repurchase Date, shall be paid on the Repurchase Date to the Holder of record of such Note at the close of business on the record date immediately preceding the Repurchase Date, and the Holder surrendering such Note shall not be entitled to any such interest unless such Holder was also the Holder of record of such Note at the close of business on such record date. Subject to satisfaction of the conditions set forth in Section 2.1 of this Company notice, the Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for repurchase (and not thereafter withdrawn) prior to 11:59 p.m., New York City time, on the Expiration Date. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Repurchase Price to the Holder of such Notes.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or our Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the current market price of the Notes. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and our Common Stock before making a decision whether to surrender their Notes for repurchase. None of the Company, its Board of Directors or its employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Put Option. Each Holder must make his, her or its own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on such Holder’s assessment of the current market value of the Notes and our Common Stock and other relevant factors.

We recommend that you also consult with your tax and financial advisors with respect to the tax consequences of exercising the Put Option, including the applicability and effect of any U.S. federal, state and local law and any non-U.S. tax consequences in light of your particular circumstances.

2.3	Conversion Rights of the Notes. The Notes are convertible into shares of our Common Stock. The current conversion rate for the Notes is 13.0208 shares of Common Stock per $1,000 principal amount of the Notes (which is equal to a conversion price of $76.80 per share). Holders of the Notes may convert them at any time prior to the maturity date, subject to terms and conditions set forth in the Indenture and the Notes. The Paying Agent is currently acting as Conversion Agent for the Notes. The Conversion Agent can be contacted at the address and telephone number set forth on the front cover of this Company Notice.

Holders who do not surrender their Notes for repurchase pursuant to the Put Option, or who validly withdraw a surrender of their Notes in compliance with the withdrawal procedures described in Section 5 of this Company Notice, will retain the right to convert their Notes into Common Stock subject to the terms, conditions and adjustments specified in the Indenture and the Notes. If a Holder validly surrenders such Holder’s Notes for repurchase pursuant to the Put Option and the Holder subsequently wishes to convert such Notes pursuant to the Indenture, the Holder may not convert such Holder’s surrendered Notes unless such Holder validly withdraws Holder’s surrender of the Notes in compliance with the procedures described in Section 5 of this Company Notice, or if there occurs a default in the payment of the Repurchase Price.

2.4	Market for the Notes and our Common Stock. There currently is a limited trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our repurchase of the Notes, if any, pursuant to the Put Option may reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following the Put Option.

Our Common Stock, into which the Notes are convertible, is listed on NASDAQ under the symbol “VRNM.” The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by NASDAQ:

	00000000000	00000000000
	High	Low
2012:
First Quarter (through March 23, 2012)	$3.76	$2.14
2011
First Quarter	$3.38	$2.96
Second Quarter	3.17	1.42
Third Quarter	3.17	1.49
Fourth Quarter	2.93	2.18
2010
First Quarter	$6.65	$4.33
Second Quarter	5.43	2.31
Third Quarter	4.60	2.15
Fourth Quarter	4.68	3.04

On March 23, 2012, the closing sale price of our Common Stock, as reported by NASDAQ, was $3.08 per share. As of March 23, 2012, there were 12,610,429 shares of Common Stock outstanding.

The Holders of Notes are not entitled to dividends. Upon conversion into Common Stock, the Holders will be entitled to dividends, if any, paid to holders of Common Stock. We anticipate that we will retain our earnings, if any, for future growth and therefore do not anticipate paying cash dividends in the future. As a result, only appreciation of the price of our Common Stock will provide a return to stockholders.

We urge you to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Put Option.

2.5	Optional Redemption. Beginning on and after April 5, 2012, subject to certain prior notice periods, the Notes are redeemable for cash at our option at any time, in whole or in integral multiples of $1,000 in principal, at a redemption price equal to the principal amount of Notes to be redeemed plus any accrued and unpaid interest to, but not including, the date fixed for redemption, as provided for in the Indenture and the Notes. However, effective on the date of this Company Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing or redeeming Notes (or the right to repurchase or redeem Notes) other than through the Put Option until at least the tenth business day after the Repurchase Date.

2.6	Holder’s Right to Require Repurchase Upon a Fundamental Change. In the event of a Fundamental Change (as defined in the Indenture), each Holder may require us to repurchase all of such Holder’s Notes (or portions thereof that are integral multiples of $1,000 in principal amount) at a purchase price equal to the principal amount of Notes to be redeemed plus any accrued and unpaid interest to, but not including, the repurchase date.

2.7	Ranking. The Notes constitute general unsecured senior obligations of the Company ranking equally with other existing and future senior unsecured indebtedness of the Company and ranking senior to any existing or future subordinated indebtedness of the Company.

On March 23, 2012 we terminated our secured credit facilities with Comerica Bank, which consisted of a $3.0 million domestic receivables and inventory revolving line and a $10.0 million export-import receivables revolving line. As of December 31, 2011 there were no outstanding borrowings under the facility.

3.	Conditions to the Put Offer. Our obligation to repurchase validly surrendered Notes is subject to (i) the condition that the Company’s repurchase not be unlawful and (ii) satisfaction of the procedural requirements described in this Company Notice.

4.	Extension of Expiration Date. Subject to any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), the Company expressly reserves the right (but will not be obligated to), in its sole discretion, at any time or from time to time, to extend the period of time during which the Put Offer remains open, and the Company can do so by giving oral or written notice of such extension to the Paying Agent. If the Company decides to extend the period of time during which the Put Offer remains open, the Company will make an announcement to that effect no later than the next business day after the previously scheduled Expiration Date. Subject to applicable law and without limiting the manner in which the Company may choose to make any public announcement, the Company does not assume any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release in accordance with the applicable requirements of NASDAQ.

The Company is not making any assurance that it will exercise its right to extend the period of time during which the Put Offer remains open. During any such extension, all Notes previously tendered and not withdrawn will remain subject to the Put Option, subject to each Holder’s right to withdraw such Holder’s Notes.

5.	Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase. A Holder will not be entitled to receive the Repurchase Price for such Holder’s Notes unless he, she or it validly surrenders (and does not thereafter withdraw such surrender) such Notes on or before 11:59 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for repurchase. Holders may surrender all of their Notes or portions thereof in integral multiples of $1,000 in principal.

If a Holder does not validly surrender such Holder’s Notes on or before 11:59 p.m., New York City time, on the Expiration Date or if he, her or it withdraws validly surrendered Notes before 11:59 p.m., New York City time, on the Expiration Date, such Notes will not be repurchased and will remain outstanding subject to the existing terms of the Notes and the Indenture.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with your Put Option. However, there may be commissions you need to pay your broker in connection with the surrender of the Notes.

5.1	Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through DTC’s ATOP, subject to the terms and conditions of that system.

This Company Notice constitutes the Company’s notice of repurchase right described in the Indenture and delivery of the Notes via ATOP will satisfy the Holders’ requirement for physical delivery of a Option Purchase Notice as defined and described in the Indenture. Delivery of Notes, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

5.2	Agreement to be Bound by the Terms of the Put Option. By surrendering Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•

provided that the Company’s repurchase of validly surrendered Notes is not unlawful, such Notes shall be repurchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	such Holder agrees to all of the terms of this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notices required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes that such Holder surrenders for repurchase, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption or defeasance of the Notes that such Holder surrenders for repurchase, and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the terms set forth in this Company Notice;

•

such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that, when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

provided that the Company’s repurchase of validly surrendered Notes is not unlawful, such Holder understands that all Notes properly surrendered for repurchase (and not thereafter withdrawn) prior to 11:59 p.m., New York City time, on the Expiration Date will be repurchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes and the other Option Documents;

•

payment for Notes repurchased pursuant to this Company Notice will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 11:59 p.m., New York City time, on the Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the Holder and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

5.3	Delivery of Notes.

Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes for repurchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 11:59 p.m., New York City time, on the Expiration Date.

Notes in Global Form. A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Notes by:

•

delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Notes on or prior to 11:59 p.m., New York City time, on the Expiration Date; and

•

electronically transmitting such Holder’s acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 11:59 p.m., New York City time, on the Expiration Date.

Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been surrendered by such participant under the Put Option and that such participant has received and agrees to be bound by the terms of the Put Option, including those set forth in Section 5.2 of this Company Notice.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of, and agreement to be bound by, the terms of the Put Option, including those set forth in Section 5.2 of this Company Notice.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 11:59 p.m., New York City time, on the Expiration Date.

Interest on Notes validly surrendered for repurchase will cease to accrue on and after the Repurchase Date, whether or not such Notes are delivered to the Paying Agent, and immediately after the Repurchase Date all rights (other than the right to receive the Repurchase Price upon delivery of the Notes) of the Holder of such Notes will terminate.

6.	Right of Withdrawal. Notes surrendered for repurchase may be withdrawn at any time if withdrawn in sufficient time to allow DTC to withdraw those Notes prior to 11:59 p.m., New York City time, on the Expiration Date. In order to withdraw Notes, Holders (or such Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC. This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant in sufficient time to allow DTC to withdraw those Notes before 11:59 p.m., New York City time, on the Expiration Date. The withdrawal notice must:

•

specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•

be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 11:59 p.m., New York City time, on the Expiration Date.

7.	Payment for Surrendered Notes. Pursuant to the Indenture, we will, prior to 11:00 a.m., New York City time, on the Repurchase Date, deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and on the Repurchase Date, the Paying Agent will cause the cash to be distributed to each record Holder that has validly delivered its Notes (and not validly withdrawn such delivery) prior to 11:59 p.m., New York City time, on the Expiration Date. Your delivery of the Notes by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Repurchase Price for such Notes.

The total amount of funds required by us to repurchase all of the Notes is $34,851,000 (assuming that all of the Notes are validly surrendered for repurchase and accepted for payment) plus any accrued and unpaid interest up to, but excluding, the Repurchase Date.

8.	Notes Acquired. Any Notes repurchased by us pursuant to the Put Option will be canceled by the Trustee, pursuant to the terms of the Indenture.

9.	Plans and Proposals of the Company. We currently have no plans which would be material to a Holder’s decision to exercise the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend policy, indebtedness or capitalization;

•

any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors;

•	any other material change in our corporate structure or business;

•

any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ours, or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.

10.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors or any “associate” or subsidiary of any such person, has any beneficial interest in the Notes, or has engaged in any transaction in the Notes during the 60 days preceding the date of this Company Notice. A list of our executive officers and directors is attached to this Company Notice as Schedule A. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.

Certain of our directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving our Common Stock, as disclosed by us prior to the date hereof. Except as described in the previous sentence, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11.	Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Put Option, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Notes as described in this Company Notice. Should any approval or other action be required, we presently intend to seek the approval or take the action. However, we cannot assure you that we would be able to obtain any required approval or take any other required action.

12.	Repurchases of Notes by the Company and Its Affiliates. The Company made no repurchases of the Notes during the 60 days preceding the date of this Company Notice.

Effective on the date of this Company Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to repurchase Notes) other than through the Put Option until at least the tenth business day after the Repurchase Date. Following such time, if any Notes remain outstanding, we may exercise our right to redeem such Notes, in whole or in part, and we and our affiliates may repurchase Notes in the open market, in private transactions, through a subsequent tender offer or through an exchange offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price, or which may be paid in cash or other consideration. Any decision to repurchase Notes after the Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes delivered for repurchase pursuant to the Put Option, the market price of our Common Stock, our business and financial position, and general economic and market conditions. Any such repurchase may be on the same terms or on terms more or less favorable to the Holders of the Notes than the terms of the Put Option as described in this Company Notice.

13.	Certain U.S. Federal Income Tax Consequences.

Internal Revenue Service Circular 230 Notice. To ensure compliance with the requirements imposed by the Internal Revenue Service (the “IRS”), Holders are hereby notified that (A) any discussions of United States federal tax issues set forth in this Company Notice are not intended or written to be used, and they cannot be used, by any person for the purpose of avoiding any United States tax penalties that may be imposed on such person, (B) such discussions are included herein in connection with the promotion, marketing and recommendation (within the meaning of Internal Revenue Service Circular 230) of the transactions and matters addressed herein, and (C) each Holder of Notes should seek advice based on its particular circumstances from an independent tax advisor.

The following is a summary of the material United States federal income tax consequences related to a sale of Notes by beneficial owners of Notes pursuant to the Put Option. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations now in effect, all of which are subject to change (possibly with retroactive effect) or differing interpretations. We have not sought a ruling from the IRS with respect to any matter described in this summary, and we cannot provide any assurance that the IRS or a court will agree with the statements made in this summary. The discussion below applies only to Notes that are held as capital assets and does not purport to deal with persons in special tax situations, such as banks, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, brokers or dealers in securities or currencies, certain United States expatriates, tax-exempt entities, persons using a mark-to-market method of accounting for United States federal income tax purposes, persons that have a functional currency other than the US dollar, or persons holding Notes in a tax-deferred or tax-advantaged account, as a position in a straddle or as part of a hedge, conversion, constructive sale transaction, or constructive ownership transaction for such tax purposes. The discussion does not address all of the tax consequences that may be relevant to a sale of Notes pursuant to the Put Option, including the United States federal estate, gift or generation-skipping transfer tax consequences or any state, local or foreign tax consequences of the Put Option. Moreover, the discussion does not address the application, or the potential application, of the alternative minimum tax.

Holders should consult their own tax advisors with respect to the tax consequences to them of the disposition of Notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

13.1	United States Holders

For purposes of this summary, a “United States Holder” is a beneficial owner of our Notes who or which for United States federal income tax purposes is:

•

a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the United States federal income tax laws;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) a trust in existence on August 20, 1996 that has a valid election in effect under applicable Treasury regulations to be treated as a United States person;

•	and if such status as a United States Holder is not overridden pursuant to the provisions of an applicable tax treaty.

If a partnership (including any entity treated as a partnership for federal income tax purposes) is a beneficial owner of our Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the federal income tax consequences of the sale of our Notes pursuant to the Put Option.

Sale of Notes

The receipt of cash by a United States Holder from a sale of a Note pursuant to the Put Option will be a taxable transaction for United States federal income tax purposes. Subject to the market discount rules discussed below, a United States Holder will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash received (other than any amounts attributable to accrued but unpaid interest, as described below) and (b) the United States Holder’s adjusted tax basis in the Note. In general, a United States Holder’s adjusted tax basis in a Note equals (a) such United States Holder’s initial cost of such Note (not including any accrued interest paid upon acquisition), (b) increased by any market discount, as discussed below, previously included in income by such United States holder with respect to such Note and (c) decreased by any amortizable bond premium previously taken into account by the United States Holder with respect to the Note. Such capital gain or loss will be long-term capital gain or loss if the United States Holder held the Note for more than one year at the time of such sale. A preferential tax rate may apply to long-term capital gain recognized by a noncorporate United States Holder. The deductibility of capital losses is subject to certain limitations. The cash received attributable to accrued but unpaid interest that has not yet been included in the United States Holder’s income will be taxable as ordinary interest income, except to the extent any amount received is attributable to prior accrued stated interest paid by the United States Holder upon acquisition of the Note.

A Note has “market discount” if its stated principal amount exceeds its tax basis in the hands of a United States Holder immediately after the United States Holder’s acquisition of the Note, unless a statutorily defined de minimis exception applies. Gain recognized by a United States Holder with respect to a Note acquired with market discount will generally be subject to tax as ordinary income to the extent of the market discount accrued. This rule will not apply to a United States Holder who has elected to include market discount in income as it accrues on the Note for United States federal income tax purposes. A United States Holder making such an election will instead include in ordinary income the market discount on the Note that has accrued through the date of the sale pursuant to the Put Option that has not already been included in the United States Holder’s income, which inclusion will increase the United States Holder’s adjusted tax basis in the Note as described previously.

Backup Withholding and Information Reporting

The Put Option proceeds may be subject to information reporting and may also be subject to United States federal backup withholding at a current rate of 28% if the United States Holder thereof fails to supply an accurate taxpayer identification number in the required manner or otherwise fails to comply with applicable United States information reporting or certification requirements. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a credit against a United States Holder’s United States federal income tax liability and may entitle such United States Holder to a refund from the IRS, provided the required information is timely furnished to the IRS.

13.2	Non-United States Holders

As used herein, the term “Non-United States Holder” means a beneficial owner of the Notes that is not a United States Holder as defined above or a partnership (or other entity treated as a partnership for United States federal income tax purposes). If a partnership (or other entity so treated) is a beneficial owner of Notes, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors regarding the partnership’s and their status and resulting United States federal income tax consequences of a sale of Notes pursuant to the Put Option. Each Non-United States Holder is urged to consult its own tax advisors regarding the United States federal, state, local and foreign tax consequences of the sale of our Notes pursuant to the Put Option.

In General

The receipt of cash by a Non-United States Holder from a sale of a Note pursuant to the Put Option, and for amounts attributable to accrued but unpaid interest on the Note, generally will not be subject to United States federal income or withholding tax, provided that (a) such Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote; (b) such Non-United States Holder is neither a controlled foreign corporation that is related to us (actually or constructively) through stock ownership nor a bank receiving interest on a loan entered into in the ordinary course of business; (c) such interest and any gain realized on a sale of a Note pursuant to the Put Option is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States (and, if required by an applicable tax treaty, is not attributable to a United States permanent establishment); (d) the applicable withholding agent has received from such Non-United States Holder a properly executed, applicable IRS Form W-8 or substantially similar form in the year of receipt or in a previous calendar year to the extent provided for in the instructions to the applicable IRS Form W-8; (e) any such Non-United States Holder who is an individual is present in the United States for fewer than 183 days during the taxable year of the sale pursuant to the Put Option; and (f) the Company’s common stock is actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code and the Company is not a “United States real property holding corporation” under Section 897 of the Code.

The IRS Form W-8 or substantially similar form must be signed by the Non-United States Holder under penalties of perjury certifying that such person is a Non-United States Holder and providing, among other things, the name and address of the Non-United States Holder. A Non-United States Holder must inform the applicable withholding agent of any change in the information on the statement within 30 days of the change. If a Non-United States Holder holds a Note through a securities clearing organization or other qualified institution, the organization or institution may provide a signed statement to the applicable withholding agent. However, in that case, the signed statement generally must be accompanied by a statement containing the relevant information from the executed IRS Form W-8 or substantially similar form such Non-United States Holder provided to the organization or institution. If the Non-United States Holder holds a Note through certain foreign intermediaries or certain foreign partnerships, the Non-United States Holder and the foreign intermediary or foreign partnership must satisfy the certification requirements of applicable Treasury regulations.

Except in the case of income or gain in respect of a Note that is effectively connected with the conduct of a United States trade or business, discussed below, interest received or gain realized by a Non-United States Holder that does not qualify for exemption from taxation (as described above) generally will be subject to United States federal income tax at a rate of 30% (and in the case of interest, withholding) unless reduced or eliminated by an applicable tax treaty. A Non-United States Holder must generally use an applicable IRS Form W-8 or substantially similar form to claim tax treaty benefits. A Non-United States Holder claiming benefits under an income tax treaty should be aware that such Non-United States Holder may be required to obtain a taxpayer identification number and to provide a certification of eligibility under the applicable treaty’s limitations on benefits article in order to comply with the applicable certification requirements of the Treasury regulations.

Interest or gain on the sale of a Note held by a Non-United States Holder that is effectively connected with the conduct of a United States trade or business of such Non-United States Holder (and, if required by an applicable tax treaty, is attributable to a United States permanent establishment) is subject to regular United States federal income tax on that interest or gain in generally the same manner as interest received or gain realized by United States Holders, and general United States federal income tax return filing requirements will apply. In addition, if the Non-United States Holder is a corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected adjusted earnings and profits for the taxable year of the sale, unless it qualifies for a lower rate under an applicable tax treaty. To obtain an exemption from 30% withholding on interest on the Notes that is effectively connected with the conduct of a United States trade or business by a Non-United States Holder, such Non-United States Holder generally must provide the applicable withholding agent with a properly executed applicable IRS Form W-8 or substantially similar form.

If we are or have been a United States real property holding corporation for United States federal income tax purposes (a USRPHC) at any time during the five year period ending on the date of disposition of the notes or common shares, as the case may be, section 897 of the Code and the applicable Treasury regulations would potentially cause any gain or loss that a Non-United States Holder realizes upon a sale of Notes pursuant to the Put Option to be treated as effectively connected with the conduct of a trade or business in the United States. Any gain treated as effectively connected gain would be taxable in the manner described above except that the branch profits tax described above would not apply to such gain. If we are or have been a USRPHC, as long as our common shares continue to be regularly traded on the NASDAQ Global Market, a Non-United States Holder will not recognize taxable gain or loss under section 897 on a sale of Notes pursuant to the Put Option if:

•

such Non-United States Holder has not owned directly, indirectly or constructively, at any time during the five-year period ending on the date of disposition, more than 5% of the total outstanding Notes;

•

such Non-United States Holder has not owned directly, indirectly or constructively, at any time during the five-year period ending on the date of disposition, more than 5% of the total outstanding common shares; and

•

upon the date of such Non-United States Holder’s acquisition of any of the Notes (or any other interests in the Company not regularly traded on an established securities market, the aggregate fair market value of such Non-United States Holder’s directly and indirectly owned Notes, plus any other directly or indirectly owned interests in the Company not regularly traded on an established securities market, does not exceed 5% of the aggregate value of our outstanding common shares.

Backup Withholding and Information Reporting

Unless the Non-United States Holder complies with certification procedures to establish that it is a Non-United States Holder, information returns may be filed with the IRS in connection with the Put Option proceeds, and Non-United States Holders may be subject to United States backup withholding on the Put Option proceeds. Compliance with the certification procedures required to claim the exemption from withholding tax described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-Surrendering Holders

There will be no United States federal income tax consequences by reason of the Put Option to a Holder of Notes who does not surrender a Note pursuant to the Put Option. The United States federal income tax consequences of a Holder of Notes continuing to hold a Note will not be affected by not surrendering the Note pursuant to the Put Option. However, our repurchase of Notes pursuant to the Put Option would reduce the number of outstanding Notes and thereby increase the percentage of the Notes held by each remaining Holder of Notes. This increase might affect the United States federal income tax consequences to a Non-United States Holder upon a subsequent disposition of Notes under Sections 897, 1445, and 1446 of the Code, as discussed above.

14.	Additional Information. This Company Notice is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Company Notice does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision as to whether to exercise or refrain from exercising the Put Option:

Filing	Date(s) Filed
Annual Report on Form 10-K for the year ended December 31, 2011	March 5, 2012

We also recommend that you review all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and before 11:59 p.m., New York City time, on the Expiration Date. Notwithstanding the foregoing, information furnished but not filed in any current report on Form 8-K, including the related exhibits, is not deemed referenced herein.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained from the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s website at www.sec.gov.

Each person to whom a copy of this Company Notice is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing us at Verenium Corporation, 4955 Directors Place, San Diego, CA 92121, Attention: Secretary.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Company Notice, you should rely on the statements made in the most recent document.

In making your decision as to whether to exercise the Put Option, you should read the information about us contained in this Company Notice together with the information contained in the documents to which we have referred you.

15.	No Solicitations. We have not employed or retained any persons to make solicitations or recommendations in connection with the Put Option.

16.	Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

None of the Company, its Board of Directors or its employees is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. Each Holder must make his, her or its own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on his, her or its own assessment of current market value and other relevant factors.

VERENIUM CORPORATION

SCHEDULE A

INFORMATION ABOUT THE EXECUTIVE OFFICERS,

DIRECTORS AND CONTROLLING PERSONS OF THE COMPANY

The table below sets forth information about our executive officers, directors and controlling persons as of March 26, 2012. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Position
James E. Levine	President, Chief Executive Officer and Director
Jeffrey G. Black	Senior Vice President and Chief Financial Officer
Janet S. Roemer	Executive Vice President & Chief Operating Officer
Alexander A. Fitzpatrick	Senior Vice President, General Counsel and Secretary
James H. Cavanaugh, Ph.D.	Director
Joshua Ruch	Director
John F. Dee	Director
Fernand J. Kaufmann, Ph.D.	Director
Peter Johnson	Director
Cheryl Wenzinger	Director
Michael Zak	Director
Verenium Corporation	N/A

The business address and telephone number of each executive officer and director is c/o Verenium Corporation, 4955 Directors Place, San Diego, CA 92121 (telephone number (858) 431-8500).